UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12

HAWAIIAN HOLDINGS INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Joint CEO Video Script

BEN: Aloha, I’m Ben, CEO of Alaska Airlines

PETER: Aloha, I’m Peter, CEO of Hawaiian Airlines

BEN:

I am honored to be here with Peter to share the news that Alaska and Hawaiian are joining together as one airline.

Our two airlines have long had a deep mutual respect, and while we have unique histories and cultures, we also have a lot in common.

PETER:

Since 1929, Hawaiian Airlines has been an integral part of life in Hawai‘i.

Today, we are 7,300 dedicated people in Hawai‘i and other places, joined together in commitment to Hawai‘i and to our values of Mālama, Ho‘okipa, Lōkahi, and Po‘okela – Care, Hospitality, Collaboration, and Excellence.

We feel a deep responsibility to care for our employees, our guests, and the communities we serve. And we believe that by coming together with Alaska Airlines, we will be able to uphold that responsibility even better into the future.

In Alaska, we are joining an airline that has long served Hawai‘i, with a complementary network and a culture of service and care much like our own.

With the additional scale and resources this combination brings, we will be able to accelerate investments in our guest experience and technology and do more for our employees, guests, and communities.

Together, we will bring two authentic brands of service and hospitality to more of the world while preserving jobs, expanding opportunities for our employees, increasing service and benefits for our customers, and continuing to serve our local communities.

BEN:

At Alaska Airlines, we share those commitments, and that vision for the future.

Alaska Airlines has been grateful to serve Hawai‘i for over 16 years, and our appreciation and understanding of this incredible place have grown deeper over that time.

We have also served the state of Alaska for over 91 years, flying today to nineteen communities there, only three of which are accessible by road, in a place that is similarly reliant on reliable air service.

We are now the fifth largest airline in the U.S, with 1200 flights per day throughout the United States, Mexico, Central America and Canada, with 23,000 truly remarkable people on our team.

And yet despite this growth, we’ve never forgotten where we come from.

Our roots make us who we are: committed to people, grounded in care, driven for best-in-class operations, and above all else, stewards of safety.

Combining with Hawaiian to create one airline is an exciting step in our journey to elevate the travel experience and expand options for West Coast and Hawai‘i travelers.

We have a longstanding and deep respect for Hawaiian Airlines —for your role as a top employer in Hawai‘i, and for the way your brand and people carry Hawaii’s culture and values around the globe.

By joining together, we bear an important responsibility – to sustain our commitment to Hawai‘i, and to deliver unmatched value to our customers, employees, communities and owners.

We will preserve both the Alaska Airlines and Hawaiian Airlines brands, supported by a single operating platform and by an industry-leading loyalty program.

We will expand service for our guests on the West Coast, in Hawai‘i, in Alaska, and beyond, while maintaining robust Neighbor Island service, which we know provides a critical link for families, business, and everyday life, and also increasing cargo capacity as well.

By combining our complementary networks, we will serve 138 destinations directly and more than 1,200 globally through the oneworld Alliance.

We will maintain and grow union-represented jobs in Hawai‘i, continue to invest in our employees’ careers, and continue to expand the workforce development programs pioneered by both airlines.

We will be stronger together – to compete, to maintain and grow jobs, to build careers, and to invest in communities and in a sustainable future for our airlines.

I am sincerely grateful to the employees of both companies, who continually raise the bar for service and hospitality, and I look forward to what we can create together in the years to come.

PETER

As companies that proudly reflect the cultures, geographies, and spirit of the 49th and 50th states, both of which are uniquely reliant on air travel, Alaska and Hawaiian are a strong cultural fit. We are aligned in our commitment to service and excellence in the way in which we take care of our ohana and in our support for our communities. This commitment will continue now and into the future.

We are optimistic for this next chapter of Hawaiian’s journey, and for the bright future ahead for our combined airlines.

***

Forward-Looking Statements

This communication contains forward-looking statements subject to the safe harbor protection provided by the federal securities laws, including statements relating to the expected timing of the closing of the pending acquisition (the “Transaction”) of Hawaiian Holdings Inc. (“Hawaiian Holdings”) by Alaska Air Group, Inc. (“Alaska Air Group”); considerations taken into account by Alaska Air Group’s and Hawaiian Holdings’ Boards of Directors in approving the Transaction; and expectations for Alaska Air Group and Hawaiian Holdings following the closing of the Transaction. There can be no assurance that the Transaction will in fact be consummated. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward‐looking statements include: the possibility that Hawaiian Holdings shareholders may not approve the adoption of the merger agreement; the risk that a condition to closing of the Transaction may not be satisfied (or waived); the ability of each party to consummate the Transaction; that either party may terminate the merger agreement or that the closing of the Transaction might be delayed or not occur at all; possible disruption related to the Transaction to Alaska Air Group’s or Hawaiian Holding’s current plans or operations, including through the loss of customers and employees; the diversion of management time and attention from ongoing business operations and opportunities; the response of competitors to the Transaction; a failure to (or delay in) receiving the required regulatory clearances for the Transaction; uncertainties regarding Alaska Air Group’s ability to successfully integrate the operations of Hawaiian Holdings and Alaska Air Group and the time and cost to do so; the outcome of any legal proceedings that could be instituted against Hawaiian Holdings, Alaska Air Group or others relating to the Transaction; Alaska Air Group’s ability to realize anticipated cost savings, synergies or growth from the Transaction in the timeframe expected or at all; legislative, regulatory and economic developments affecting the business of Alaska Air Group and Hawaiian Holdings; general economic conditions including those associated with pandemic recovery; the possibility and severity of catastrophic events, including but not limited to, pandemics, natural disasters, acts of terrorism or outbreak of war or hostilities; and other risks and uncertainties detailed in periodic reports that Alaska Air Group and Hawaiian Holdings file with the Securities and Exchange Commission (“SEC”). All forward-looking statements in this communication are based on information available to Alaska Air Group and Hawaiian Holdings as of the date of this communication. Alaska Air Group and Hawaiian Holdings each expressly disclaim any obligation to publicly update or revise the forward-looking statements, except as required by law.

Additional Information and Where to Find It

Hawaiian Holdings, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Hawaiian Holdings plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction.

Daniel W. Akins, Wendy A. Beck, Earl E. Fry, Lawrence S. Hershfield, C. Jayne Hrdlicka, Peter R. Ingram, Michael E. McNamara, Crystal K. Rose, Mark D. Schneider, Craig E. Vosburg, Duane E. Woerth and Richard N. Zwern, all of whom are members of Hawaiian Holdings’ board of directors, and Shannon L. Okinaka, Hawaiian Holdings’ chief financial officer, are participants in Hawaiian Holdings’ solicitation. None of such participants owns in excess of one percent of Hawaiian Holdings’ common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Please refer to the information relating to the foregoing (other than for Messrs. Akins and Woerth) under the caption “Security Ownership of Certain Beneficial Owners and Management” in Hawaiian Holdings’ definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 5, 2023 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1172222/000117222223000022/ha-20230405.htm#i2d8a68908cc64c37bbeca80e509abb72_31. Since the filing of the 2023 Proxy Statement, (a) each director (other than Mr. Ingram) received a grant of 13,990 restricted stock units that will vest upon the earlier of (i) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (ii) a change in control of Hawaiian Holdings; (b) Mr. Ingram received a grant of 163,755 restricted stock units; and (c) Ms. Okinaka received a grant of 57,314 restricted stock units. In the Transaction, equity awards held by Mr. Ingram and Ms. Okinaka will be treated in accordance with their respective severance and change in control agreements. As of December 1, 2023, Mr. Ingram beneficially owns 340,964 shares and Ms. Okinaka beneficially owns 86,903 shares. The 2023 proxy statement, under the caption “Executive Compensation—Potential Payments Upon Termination or Change in Control,” contains certain illustrative information on the payments that may be owed to Mr. Ingram and Ms. Okinaka in a change of control of Hawaiian Holdings. As of December 1, 2023, (a) Mr. Woerth beneficially owns 37,389 shares and (b) Mr. Akins beneficially owns no shares. Mr. Akins received a grant of 13,990 restricted stock units that will vest upon the earlier of (a) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (b) a change of control.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Hawaiian Holdings will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAWAIIAN HOLDINGS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Hawaiian Holdings’ definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction will also be available, free of charge, at Hawaiian Holdings’ investor relations website (https://newsroom.hawaiianairlines.com/investor-relations), or by writing to Hawaiian Holdings, Inc., Attention: Investor Relations, P.O. Box 30008, Honolulu, HI 96820.